EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-119638, 333-111004, 333-109220, 333-70862, 333-45750, 333-88899, 333-43117, 333-22323, 033-56145, and 033-56147 on Form S-8 and in the Registration Statements No. 333-145671, 333-91966, and 333-98741 on Form S-3 of Charming Shoppes, Inc., of our report dated March 31, 2009 (except for the changes as described in section “Pronouncement Retrospectively Applied” of Note 1, as to which the date is June 17, 2009), with respect to the consolidated financial statements and schedule of Charming Shoppes, Inc., and our report dated March 31, 2009, with respect to the effectiveness of internal control over financial reporting of Charming Shoppes, Inc., included in this Current Report (Form 8-K).

/S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
June 17, 2009